Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
ZAGG Inc:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.
Our report dated March 14, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that ZAGG Inc. did not maintain effective internal control over financial reporting as of December 31, 2017, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the control environment, risk assessment, and control activities related to customer product returns and accounts receivable as of December 31, 2017 has been identified and included in management's assessment.
/s/KPMG LLP
Salt Lake City, Utah
November 7, 2018